EXHIBIT 99.1

NEWS RELEASE

Cleveland-Cliffs Inc. Reports Fourth-Quarter and Full-Year 2018 Results

•	Fourth-quarter net income of $610 million

•	Fourth-quarter earnings from continuing operations of $2.03 per diluted share

•	Full-year net income of $1.1 billion

•	Full-year earnings from continuing operations of $3.42 per diluted share

CLEVELAND—February 8, 2019—Cleveland-Cliffs Inc. (NYSE: CLF) today reported fourth-quarter and full-year results for the period ended December 31, 2018.

Fourth-quarter 2018 consolidated revenues were $696 million, compared to prior-year fourth-quarter revenues of $512 million. Cost of goods sold and operating expenses were $494 million, compared to $396 million reported in the fourth quarter of 2017.

For the fourth quarter of 2018, the Company recorded net income of $610 million, compared to net income of $310 million recorded in the prior-year quarter.

Fourth-quarter 2018 Adjusted EBITDA1 was $188 million, a 40 percent increase compared to $134 million in the fourth quarter of 2017.

Full-Year Consolidated Results
Full-year 2018 consolidated revenues were $2.3 billion, compared to the prior year's revenues of $1.9 billion. Cost of goods sold and operating expenses were $1.5 billion, compared to $1.4 billion reported in 2017.

For the full-year 2018, the Company recorded net income of $1.1 billion, compared to net income of $363 million recorded in the prior year.

For the full-year 2018, Adjusted EBITDA1 was $766 million, a 67 percent increase compared to $460 million in 2017.

Segment Reporting
In alignment with the Company's strategic goals, Cliffs is now organized according to its differentiated products. The former "U.S. Iron Ore" segment is now "Mining and Pelletizing." In addition, the HBI business will be categorized under the segment "Metallics." Until the Toledo HBI plant becomes operational, expenses reported in the Metallics segment will be limited to administrative costs.

	(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Adjusted EBITDA[1]
Mining and Pelletizing	$217.4	$159.6	$875.3	$559.4
Metallics	(0.8)	(0.3)	(3.3)	(0.4)
Corporate/Other	(28.6)	(25.3)	(105.7)	(99.1)
Total Adjusted EBITDA[1]	$188.0	$134.0	$766.3	$459.9

Lourenco Goncalves, Chairman, President and Chief Executive Officer, said: “2018 was another great year for Cleveland-Cliffs. With over $1.1 billion in net income and a 67% increase in EBITDA year-over-year, we are proud to confirm that our strategic vision for the Company has been fully implemented and is working very well. Transformations of this magnitude are complex, and can only be accomplished with a complete buy-in from all employees, managers, executives and directors. Our results confirm what we have accomplished here at Cleveland-Cliffs.” Mr. Goncalves added, "2019 will be an even more exciting year for us. Our Mining and Pelletizing business will be once again sold out, and we look to produce yet another year of great results selling world class pellets at industry-high margins.” Mr. Goncalves concluded, "Cleveland-Cliffs is seriously committed to the safety of our employees and of the communities surrounding our operations, preserving the environment and fighting climate change. Our commitment to these non-negotiable points is an integral part of our daily work. Our contribution as a supplier of environmentally friendly pellets and HBI makes Cliffs and the United States the models that other companies and other countries should follow. In 2019 we will make these points abundantly clear and fully understood by the American people."

Mining and Pelletizing

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Volumes - In Thousands of Long Tons
Total sales volume	6,503	5,392	20,563	18,683
Total production volume	5,598	5,543	20,329	18,776
Sales Margin - In Millions
Revenues from product sales and services	$696.3	$511.8	$2,332.4	$1,866.0
Cost of goods sold and operating expenses	494.3	395.7	1,522.8	1,398.4
Sales margin	$202.0	$116.1	$809.6	$467.6
Sales Margin - Per Long Ton
Revenues from product sales and services*	$99.42	$83.38	$105.64	$88.03

Cash cost of goods sold and operating expense rate[2]	65.43	58.70	62.95	59.43
Depreciation, depletion and amortization	2.92	3.15	3.32	3.56
Cost of goods sold and operating expenses*	68.35	61.85	66.27	62.99
Sales margin	$31.07	$21.53	$39.37	$25.04

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements.

Mining and Pelletizing pellet sales volume in the fourth quarter of 2018 was 6.5 million long tons, a 21 percent increase when compared with 5.4 million long tons sold in the fourth quarter of 2017. The increase was a result of a healthier customer demand and two additional customer contracts that did not exist in 2017. Conversely, fourth-quarter 2018 shipment volume was negatively impacted by unanticipated gale force winds in the Great Lakes, which limited shipping capabilities during October and November.

Fourth quarter revenue rate of $99.42 per long ton represented a 19 percent increase from the prior-year quarter, driven primarily by increased steel pricing and pellet premiums, which are magnified by favorable contract structures. The increase was partially offset by an unfavorable true-up adjustment related to index hot-rolled steel pricing, which dropped substantially during the fourth quarter.

Cash cost of goods sold and operating expense rate2 in Mining and Pelletizing was $65.43 per long ton, up 11 percent from $58.70 per long ton in the prior year's fourth quarter. The increase was primarily driven by an unfavorable LIFO impact of $15 million, as well as higher employee-related expenses and royalties.

Income Statement - Other
Based on the long-term business outlook for both the Mining and Pelletizing and Metallics segments, Cliffs expects to generate substantial taxable income for the foreseeable future. As such, the Company expects to utilize its deferred tax assets. Consequently, net income from continuing operations for the fourth quarter of 2018 was positively impacted by a $461 million release of a tax valuation allowance in the United States. In the fourth quarter of 2017, the Company recorded an income tax benefit of $235 million as a result of the repeal of AMT in the 2017 U.S. income tax reform legislation.

2019 Outlook Summary
Per Long Ton Information	Mining and Pelletizing
Cost of goods sold and operating expense rate	$73 - $78
Less:
Freight expense rate (A)	$7
Depreciation, depletion & amortization rate	$4
Cash cost of goods sold and operating expense rate[2]	$62 - $67

Sales volume (million long tons)	20.0
Production volume (million long tons)	20.0
(A) Freight has an offsetting amount in revenue and has no impact on sales margin.

Mining and Pelletizing Outlook (Long Tons)
Based on the assumption that iron ore prices ($76 per metric ton), steel prices ($694 per short ton), and pellet premiums ($67.50 per metric ton) will average for the remainder of 2019 their respective January averages, Cliffs would realize Mining and Pelletizing revenue rates in the range of $102 to $107 per long ton. Performing the same analysis using spot prices as of February 7, 2019, namely an iron ore price of $90.50 per metric ton, a steel price of $683 per short ton, and a pellet premium of $67.50 per metric ton, Cliffs would expect to realize Mining and Pelletizing revenue rates in the range of $111 to $116 per long ton for the full-year 2019.

For 2019, Cliffs expects full-year sales and production volumes of its productive capacity of approximately 20 million long tons. Cliffs' full-year 2019 Mining and Pelletizing cash cost of goods sold and operating expense2 expectation is $62 to $67 per long ton.

SG&A Expenses and Other Expectations
Full-year 2019 SG&A expenses are expected to be approximately $120 million. Cliffs notes that of the $120 million expectation, approximately $20 million is considered non-cash.

The Company's full-year 2019 interest expense is expected to be approximately $100 million, compared to $119 million recorded in 2018. The Company expects approximately $20 million in cash interest related to the HBI project to be capitalized, compared to $6 million that was capitalized in 2018.

The Company’s 2019 effective tax rate is expected to be approximately 10%.  However, due to the Company's NOL position, its cash tax payments are expected to be zero.

Additionally, Cliffs also expects to receive $117 million in cash tax refunds during the third quarter of 2019.

Consolidated full-year 2019 depreciation, depletion and amortization is expected to be approximately $85 million, incurred ratably throughout the year.

Capital Expenditures
Cliffs' 2019 capital spending expectations are:

•	Approximately $425 million toward the HBI project in Toledo, OH

•	Approximately $70 million in sustaining capital

•	Approximately $40 million toward the completion of the upgrade at the Northshore mine

•	Approximately $20 million in capitalized interest (as noted above)

Based on current market analysis, greater-than-expected customer demand and expansion abilities explored during the HBI construction process, Cliffs is increasing the productive capacity of its Toledo HBI facility from 1.6 million metric tons to 1.9 million metric tons per year.

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, February 8, 2019, at 9 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com

About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, reduced market demand and risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, treaties or policies; continued volatility of iron ore and steel prices and other trends, which may impact the price-adjustment calculations under our sales contracts; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; our ability to cost-effectively achieve planned production rates or levels, including at our HBI plant; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI plant; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; problems or uncertainties with sales volume or mix, productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit cash flow available to fund working capital, planned capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; our ability to continue to pay cash dividends, and the amount and timing of any cash dividends; availability of capital and our ability to maintain adequate liquidity; our ability to maintain appropriate relations with unions and employees; the ability of our customers, joint venture partners and third party service providers to meet their obligations to us on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in interest rates and tax laws; and the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017. You are urged to carefully consider these risk factors.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Director, Global Communications (216) 694-5316		Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$646.4	$449.6	$2,172.3	$1,644.6
Freight and venture partners' cost reimbursements	49.9	62.2	160.1	221.4
	696.3	511.8	2,332.4	1,866.0
COST OF GOODS SOLD AND OPERATING EXPENSES	(494.3)	(395.7)	(1,522.8)	(1,398.4)
SALES MARGIN	202.0	116.1	809.6	467.6
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(35.4)	(27.4)	(116.8)	(102.9)
Miscellaneous - net	(3.4)	24.2	(19.6)	25.5
	(38.8)	(3.2)	(136.4)	(77.4)
OPERATING INCOME	163.2	112.9	673.2	390.2
OTHER INCOME (EXPENSE)
Interest expense, net	(25.8)	(27.7)	(118.9)	(126.8)
Loss on extinguishment of debt	(7.0)	—	(6.8)	(165.4)
Other non-operating income	4.1	2.6	17.2	10.2
	(28.7)	(25.1)	(108.5)	(282.0)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	134.5	87.8	564.7	108.2
INCOME TAX BENEFIT	489.6	245.2	475.2	252.4
INCOME FROM CONTINUING OPERATIONS	624.1	333.0	1,039.9	360.6
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(14.6)	(23.1)	88.2	2.5
NET INCOME	609.5	309.9	1,128.1	363.1
LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	—	—	3.9
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$609.5	$309.9	$1,128.1	$367.0
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$2.11	$1.12	$3.50	$1.27
Discontinued operations	(0.05)	(0.08)	0.30	0.01
	$2.06	$1.04	$3.80	$1.28
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$2.03	$1.11	$3.42	$1.25
Discontinued operations	(0.05)	(0.08)	0.29	0.01
	$1.98	$1.03	$3.71	$1.26
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	295,942	296,429	297,176	288,435
Diluted	307,313	300,858	304,141	292,961

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$823.2	$978.3
Accounts receivable, net	226.7	106.7
Inventories	87.9	138.4
Supplies and other inventories	93.2	88.8
Derivative assets	91.5	37.9
Income tax receivable, current	117.3	13.3
Loans to and accounts receivables from the Canadian Entities	—	51.6
Current assets of discontinued operations	12.4	118.5
Other current assets	27.4	11.1
TOTAL CURRENT ASSETS	1,479.6	1,544.6
PROPERTY, PLANT AND EQUIPMENT, NET	1,286.0	1,033.8
OTHER ASSETS
Deposits for property, plant and equipment	83.0	17.8
Income tax receivable, non-current	121.3	235.3
Deferred income taxes	464.8	—
Non-current assets of discontinued operations	—	20.3
Other non-current assets	94.9	101.6
TOTAL OTHER ASSETS	764.0	375.0
TOTAL ASSETS	$3,529.6	$2,953.4
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$186.8	$99.5
Accrued employment costs	74.0	52.7
State and local taxes payable	35.5	30.2
Accrued interest	38.4	31.4
Contingent claims	—	55.6
Partnership distribution payable	43.5	44.2
Current liabilities of discontinued operations	6.7	75.0
Other current liabilities	83.3	63.6
TOTAL CURRENT LIABILITIES	468.2	452.2
POSTEMPLOYMENT BENEFIT LIABILITIES
Pensions	218.4	222.8
Other postretirement benefits	30.3	34.9
TOTAL POSTEMPLOYMENT BENEFIT LIABILITIES	248.7	257.7
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	172.0	167.7
LONG-TERM DEBT	2,092.9	2,304.2
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	8.3	52.2
OTHER LIABILITIES	115.3	163.5
TOTAL LIABILITIES	3,105.4	3,397.5
EQUITY
TOTAL CLIFFS SHAREHOLDERS' EQUITY (DEFICIT)	424.2	(444.3)
NONCONTROLLING INTEREST	—	0.2
TOTAL EQUITY (DEFICIT)	424.2	(444.1)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,529.6	$2,953.4

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Year Ended December 31,
	2018	2017
OPERATING ACTIVITIES
Net income	$1,128.1	$363.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	89.0	87.7
Deferred income taxes	(460.5)	—
Loss on extinguishment of debt	6.8	165.4
Loss on deconsolidation	—	20.2
Gain on derivatives	(110.2)	(4.1)
Gain on foreign currency translation	(228.1)	—
Other	20.7	25.3
Changes in operating assets and liabilities:
Receivables and other assets	52.3	(248.7)
Inventories	42.9	(1.8)
Payables, accrued expenses and other liabilities	(62.5)	(69.0)
Net cash provided by operating activities	478.5	338.1
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(208.6)	(134.9)
Deposits for property, plant and equipment	(87.5)	(16.8)
Other investing activities	23.0	(4.3)
Net cash used by investing activities	(273.1)	(156.0)
FINANCING ACTIVITIES
Net proceeds from issuance of common shares	—	661.3
Repurchase of common shares	(47.5)	—
Proceeds from issuance of debt	—	1,771.5
Debt issuance costs	(1.5)	(28.6)
Repurchase of debt	(234.5)	(1,720.7)
Acquisition of noncontrolling interest	—	(105.0)
Distributions of partnership equity	(44.2)	(52.9)
Other financing activities	(47.5)	(26.7)
Net cash provided (used) by financing activities	(375.2)	498.9
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2.3)	3.3
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, INCLUDING CASH CLASSIFIED WITHIN CURRENT ASSETS OF DISCONTINUED OPERATIONS	(172.1)	684.3
LESS: INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS CLASSIFIED WITHIN CURRENT ASSETS OF DISCONTINUED OPERATIONS	(17.0)	18.8
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(155.1)	665.5
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	978.3	312.8
CASH AND CASH EQUIVALENTS AT END OF YEAR	$823.2	$978.3

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)		(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net Income	$609.5	$309.9	$1,128.1	$363.1
Less:
Interest expense, net	(25.8)	(28.9)	(121.3)	(132.0)
Income tax benefit	474.7	245.6	460.3	252.4
Depreciation, depletion and amortization	(20.4)	(21.4)	(89.0)	(87.7)
EBITDA	$181.0	$114.6	$878.1	$330.4

Less:
Gain (loss) on extinguishment/restructuring of debt	$(7.0)	$—	$(6.8)	$(165.4)
Impact of discontinued operations	0.2	(19.3)	120.6	22.0
Foreign exchange remeasurement	(0.2)	(0.1)	(0.9)	13.9
Impairment of other long-lived assets	—	—	(1.1)	—
Adjusted EBITDA[1]	$188.0	$134.0	$766.3	$459.9

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies.

	(In Millions)
	Mining and Pelletizing
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Cost of goods sold and operating expenses	$(494.3)	$(395.7)	$(1,522.8)	$(1,398.4)
Less:
Freight and reimbursements	(49.9)	(62.2)	(160.1)	(221.4)
Depreciation, depletion & amortization	(19.0)	(17.0)	(68.2)	(66.6)
Cash cost of goods sold and operating expenses	$(425.4)	$(316.5)	$(1,294.5)	$(1,110.4)